AMENDMENT TO SECTION 3.12 OF ARTICLE III OF THE BY-LAWS OF NATIONAL
RESEARCH CORPORATION

(Additions in bold and underscore; deletions in strikethrough)

        3.12 Committees. The Board of Directors by resolution adopted by the affirmative vote of a majority of all of the directors then in office may create one or more committees, appoint members of the Board of Directors to serve on the committees and designate other members of the Board of Directors to serve as alternates. Each committee shall have at least one member ~~two or more members~~ who shall, unless otherwise provided by the Board of Directors, serve at the pleasure of the Board of Directors. A committee may be authorized to exercise the authority of the Board of Directors, except that a committee may not do any of the following: (a) approve or recommend to shareholders for approval any action or matter expressly required by the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, to be submitted to shareholders for approval; and (b) adopt, amend or repeal any by-law of the corporation. ~~authorize distributions; (b) approve or propose to shareholders action that the Wisconsin Business Corporation Law requires to be approved by shareholders; (c) fill vacancies on the Board of Directors or, unless the Board of Directors provides by resolution that vacancies on a committee shall be filled by the affirmative vote of the remaining committee members, on any Board committee; (d) amend the corporation’s articles of incorporation; (e) adopt, amend or repeal by-laws; (f) approve a plan of merger not requiring shareholder approval; (g) authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors; and (h) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the Board of Directors may authorize a committee to do so within limits prescribed by the Board of Directors~~. Unless otherwise provided by the Board of Directors in creating the committee, a committee may employ counsel, accountants and other consultants to assist it in the exercise of its authority.

AMENDMENTS TO SECTIONS 6.01, 6.04 AND 6.05 OF ARTICLE VI OF THE BY-LAWS
OF NATIONAL RESEARCH CORPORATION

(Additions in bold and underscore; deletions in strikethrough)

        6.01 Certificates for Shares; Shares Without Certificates. Certificates representing shares of the corporation shall be in such form, consistent with the Wisconsin Business Corporation Law, as shall be determined by the Board of Directors. Such certificates shall be signed by the Chief Executive Officer, the President or a Vice President and by the Secretary or an Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except as provided in Section 6.06 of these by-laws. Shares of the corporation may also be issued without certificates to the full extent such issuance is allowed by the Wisconsin Business Corporation Law and the listing standards of The NASDAQ Stock Market.

        6.04 Transfer of Shares. Prior to due presentment of ~~a certificate for~~ shares for registration of transfer the corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to have and exercise all the rights and power of an owner. Where ~~a certificate for~~ shares are ~~is~~ presented to the corporation with a request to register for transfer, the corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements or with the necessary documents accompanying a transfer of shares issued without certificates, and (b) the corporation had no duty to inquire into adverse claims or has discharged any such duty. The corporation may require reasonable assurance that such endorsements are genuine and effective and compliance with such other regulations as may be prescribed by or under the authority of the Board of Directors.

        6.05 Restrictions on Transfer. The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the corporation upon the transfer of such shares and any such notation shall be made in the “book-entry” system in the case of shares issued without certificates.

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